Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of _______, 2020, is by and among BBX Capital Corporation, a Florida corporation (“Parent”), and BBX Capital Florida LLC, a Florida limited liability company (“New BBX Capital”). Each of Parent and New BBX Capital is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Separation Agreement (as defined below).

RECITALS

WHEREAS, the Board of Directors of Parent has determined that it is advisable and in the best interests of Parent and its shareholders that New BBX Capital, which is currently a wholly owned subsidiary of Parent and holds (or in accordance with the terms of the Separation Agreement will hold) the subsidiaries and investments which comprise or operate the New BBX Capital Business, be converted into a Florida corporation and become a separate, public company through the spin-off of New BBX Capital, with Parent retaining the Bluegreen Business and continuing as a public company and “pure play” Bluegreen holding company;

WHEREAS, in furtherance of the foregoing, on the date hereof, Parent and New BBX Capital have entered into a Separation and Distribution Agreement (the “Separation Agreement”) pursuant to which, subject to the terms and conditions thereof, the assets and liabilities of the Bluegreen Business will be separated from those of the New BBX Capital Business (the “Separation”) and thereafter Parent will distribute 100% of the issued and outstanding shares of New BBX Capital Common Stock to holders of Parent Common Stock (the “Distribution” and, collectively with the Separation, the “Spin-Off”), all as more fully described in the Separation Agreement;

WHEREAS, to facilitate and provide for an orderly transition in connection with the Spin-Off, the Parties desire to enter into this Agreement to set forth the terms pursuant to which each of the Parties shall provide Services to the other Party during a transitional period and thereafter as mutually agreed to by the Parties;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I. Services

Section 1.01 Services.

(a)

With respect to each applicable service set forth on Schedule 1 hereto (the “Services”), the Party identified on Schedule 1 hereto as the “Provider” of such Service (in such capacity, the “Provider”) agrees to provide, or to cause one or more members of its Group to provide, such Service to the other Party (in such capacity, the “Recipient”), or any members of the Recipient’s Group, in each case, for the period commencing on the date on which the Effective Time occurs (the “Effective Date”) or such later time as may be agreed upon by the Parties and ending as provided in Article IV (the “Service Period”). The Parties acknowledge and agree that the “Service” as described on Schedule 1 may be amended or modified, or added to with greater specificity, by the Parties following the Effective Date, via a revision of such Schedule 1 duly executed by an authorized officer of each of the Parties.

(b)

At any time during the term of this Agreement, either Party may request that the other Party provide or cause its Group or any member thereof to provide additional services hereunder (“Additional Services”) by providing written notice of such request, it being understood that the Party that receives such request may in its sole discretion decline to provide such requested Additional Services. If a Provider agrees to undertake to provide the Additional Services, upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, the Parties shall supplement in writing the Services set forth on Schedule 1 to include such Additional Services. Except where the context otherwise indicates or requires, any such Additional Services specified on Schedule 1 or so agreed upon in writing by the Parties shall be deemed to be “Services” under this Agreement.

Section 1.02 Performance of Services.

(a)

The Provider shall perform, or shall cause one or more members of its Group to perform, all Services to be provided by the Provider in a manner that is based on its past practice and that is substantially similar in all material respects to such Services (or analogous services) provided by or on behalf of Parent or any of its Subsidiaries (including for these purposes New BBX Capital and its Subsidiaries) with respect to the Bluegreen Business or the New BBX Capital Business, as applicable, generally during the twelve (12) months prior to the Effective Date (collectively referred to as the “Level of Service”). Subject to the performance Level of Service, the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing analogous services for itself or its Group and if the Provider furnishes to the Recipient reasonable prior written notice of any material changes. No such change shall materially adversely affect the timeliness or quality of the applicable Service without the prior written consent of the Recipient to such change. The Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality, service quantity, or allocation of personnel or resources) than the Level of Service, except as may otherwise be agreed to in writing by the Parties. Without limiting the generality of the foregoing, except as may otherwise be agreed to in writing by the Parties, the Provider shall not be required by any provision hereunder to maintain the employment of any specific employee(s), hire additional employees or Third-Party service providers or purchase, lease or license any additional equipment, software or other assets or properties in order to provide the Services hereunder.

(b)

Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing Contract with a Third Party. As between the Parties, the Provider shall be the party that determines, in its sole discretion, whether to communicate with and, if so determined, shall be the party that communicates with Third Parties in connection with any necessary Third Party consents required under any existing Contract with a Third Party to allow the Provider to perform, or cause to be performed, the applicable Services to be provided to the Recipient (or any member of its Group) hereunder, with any such communications to be in the sole discretion of Provider. Unless otherwise agreed in writing by the Parties, all reasonable and documented out-of-pocket costs and expenses (if any) incurred by any Party or any member of its Group in connection with obtaining any Third Party consent that is required to allow the Provider to perform or cause to be performed any Services hereunder shall be paid for by the Recipient (or a member of its Group).

(c)

Each Party shall perform all Services required to be performed by it hereunder in compliance with any and all applicable Laws and shall obtain and/or maintain in force all licenses, consents, permits and regulatory approvals that are necessary in connection with this Agreement. Neither Party assumes any responsibility for compliance by the other Party with any Laws applicable to the other Party (and, for the avoidance of doubt, New BBX Capital shall be responsible for ensuring that the operations of the New BBX Capital Business complies with all applicable Laws following the Effective Time).

(d)

Neither the Provider nor any member of its Group shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient and the members of its Group in accordance with the terms hereof. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 1.02 OR IN SECTION 6.03, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section 1.03 Fees; Payment.

(a)

Recipient shall pay or cause its Group member to pay to Provider the fees set forth on Schedule 1 with respect to each Service. Notwithstanding the fees set forth on Schedule 1, in the event that the Provider determines that a different fee for a Service is required as a result of a change in applicable Law (and results from changes or developments generally applicable to the Provider or its Affiliates), then such different fee may be charged with respect to such Service starting with the billing month immediately following the billing month in which the Provider provides written notice to the Recipient of such change if provided no later than two (2) weeks prior to the first day of such billing month, and, otherwise, on the next succeeding billing month. In addition, the Recipient will also be responsible for payment of all Covered Taxes applicable to the fees paid to the Provider hereunder for the Services and any Third Party costs and expenses and other out-of-pocket costs and expenses that the Provider incurred in providing the Services in accordance with the terms hereof.

(b)

The Provider shall provide the Recipient with invoices on a monthly basis for the applicable Services rendered by the Provider (or a member of its Group) during the preceding calendar month. Such invoices shall be paid by the Recipient within thirty (30) days of the date thereof. Amounts invoiced that remain unpaid after thirty (30) days will bear interest, accruing daily and being calculated and payable monthly in arrears on the last day of each and every month, at the lesser of ten percent (10%) per annum and the maximum rate allowed by applicable Law. Each Party may, in good faith, dispute any invoice issued hereunder by written notice of such dispute delivered to the other Party prior to the date payment is due on the disputed invoice listing all disputed items and providing a description of the dispute (it being agreed that all amounts not so disputed shall be timely paid). Each Party shall negotiate such invoice dispute in good faith for the purposes of resolving such dispute.

Section 1.04 Nature of Services; Cooperation. The Parties agree to use commercially reasonable efforts in good faith to cooperate with the other Party in all matters relating to the provision and receipt of the Services. Neither Party will have any liability for any failure to perform (or to timely perform) its obligations if such failure results from any member of the other Party’s Group’s failure to cooperate in any applicable matter relating to the provision and receipt of the Services hereunder, and any such failure to provide Services in such circumstances will not be deemed a breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party’s obligation to cooperate with the other Party require such first Party to (a) advance funds to, or on behalf of, the other Party, (b) assume any liability or obligation of the other Party, or (c) to incur any new liability or obligation to any Third Party. To the extent any Service requires either Party to disburse funds on behalf of the other Party, upon written notice by such first Party (which such notice may be based on an estimated amount subject to a subsequent “true-up” to the actual amount disbursed by such first Party), the other Party shall provide such funds to such first Party (subject, in the case of any estimated amount, to any subsequent “true-up”), in advance of such disbursement by such first Party.

Section 1.05 Subcontracting. A Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) such Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to the Provider or its Group and (b) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the Services. Notwithstanding the foregoing, nothing herein releases such Third Party or limits the liability of such Third Party for failures or omissions by such Third Party with respect to the services such Third Party is contractually obligated to provide.

Article II. OTHER ARRANGEMENTS

Section 2.01 Access. The Recipient shall, and shall cause the members of its Group to, allow the Provider and the members of its Group and their respective Representatives reasonable access to the facilities of the Recipient and the members of its Group that is necessary for the Provider to fulfill its obligations under this Agreement. In addition to the foregoing right of access, the Recipient shall, and shall cause the members of its Group to, afford the Provider and the members of its Group and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of the Recipient and the members of its Group as reasonably necessary for the Provider to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by the Provider or the members of the Provider Group, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of the Recipient or any member of its Group and (ii) in the event that the Recipient determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable best efforts to permit such access in a manner that avoids such harm and consequence. The Provider agrees that all of its and its Group’s employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of the Recipient or a member of the Recipient’s Group, or when given access to any facilities, Information, systems, infrastructure or personnel of the Recipient or a member of the Recipient’s Group, conform to the policies and procedures of the Recipient and the members of the Recipient’s Group, as applicable, concerning health, safety, conduct and security which are made known or provided to the Provider from time to time.

Section 2.02 Audit Assistance. Each of the Parties and the members of their respective Groups are or may be subject to regulation, examination and audit by a Governmental Authority (including a Governmental Authority with respect to Taxes) or parties to Contracts with such Parties or the members of their Groups. If such a Third Party (including any Governmental Authority) exercises its right to examine or audit such Party’s or a member of its Group’s books, records, documents or accounting practices and procedures and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party (except if related to the Recipient’s receipt of Services, in which case such cost and expense shall be the Recipient’s responsibility), all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services. The requesting Party shall consult and cooperate with the cooperating Party to limit the scope of any such examination or audit to the extent reasonably possible.

Section 2.03 Title to Intellectual Property. Except as otherwise expressly provided for under this Agreement or the Separation Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by the Provider, by reason of the provision of the Services hereunder (other than the receipt and use of the Services by the Recipient during the term of this Agreement as contemplated hereunder). The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by the Provider, and the Recipient shall reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, translate, reverse engineer or make unnecessary copies of any Intellectual Property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

Section 2.04 Information Transmission. The Provider, on behalf of itself and the members of its Group, shall use commercially reasonable best efforts to provide or make available, or cause to be provided or made available, to the Recipient, in accordance with and subject to the terms and conditions hereof and of the Separation Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period.

Article III. TAXES

Section 3.01 Taxes.

(a)

The Recipient shall pay, or reimburse the Provider for, any and all sales, use, value-added, goods and services, services, excise, consumption, transfer or similar Taxes, and any related penalties and interest, arising from the payment of fees to the Provider under this Agreement (other than any taxes measured by or imposed on the Provider’s gross or net income, or franchise or other similar Taxes of the Provider) (“Covered Taxes”).

(b)

Where required by applicable Law, the Recipient shall pay any Covered Taxes directly to the relevant Governmental Authority in compliance with applicable Law. If any Covered Taxes are assessed on the receipt of fees by the Provider under this Agreement, the Provider shall notify the Recipient, pay such Covered Taxes directly to the applicable Governmental Authority and promptly provide the Recipient with an official receipt showing such payment, and the Recipient shall (without duplication) promptly reimburse the Provider for such Covered Taxes.

(c)

In the event that applicable Law requires any Covered Taxes to be withheld from a payment of fees under this Agreement, the Recipient shall make such required withholding, pay such withheld amounts over to the applicable Governmental Authority in compliance with applicable Law, and increase the amount payable to the Provider as necessary so that, after the Recipient has withheld such amounts, the Provider receives an amount equal to the amount the Provider would have received had no such withholding been required.

(d)

The Recipient and the Provider shall use commercially reasonable efforts, and shall cooperate with each other in good faith, to secure (and to enable the Recipient to claim) any exemption from, or otherwise to minimize, any Covered Taxes or to claim a Tax Refund therefor or tax credit in respect thereof, and the Recipient shall not be responsible for any Covered Taxes to the extent that such Covered Taxes would not have been imposed if (i) the Provider was eligible to claim an exemption from or reduction of such Covered Taxes, (ii) the Recipient used commercially reasonable efforts to notify the Provider of such eligibility reasonably in advance and (iii) the Provider failed to claim such exemption or reduction. If the Provider receives a Refund with respect to any Covered Taxes paid or borne by the Recipient under this Agreement, the Provider shall promptly pay such refund to the Recipient net of costs and expenses (including any additional Taxes) incurred by the Provider in connection with the receipt of such Refund or the payment of such Refund to the Recipient net of costs and expenses (including any additional Taxes) incurred by the Provider in connection with the receipt of such Refund or the payment of such Refund to the Recipient.

(e)

Except as mutually agreed to in writing by the Parties, neither Party or any member of its Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of member of its Group arising out of this Agreement.

Article IV. TERM AND TERMINATION

Section 4.01 Term. Unless earlier terminated, this Agreement shall commence upon the Effective Date and shall terminate upon: (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; (b) termination of this Agreement in its entirety at the election of either Party by delivery of written notice of termination to the other Party at least 90 days prior to the effective date of termination (provided no such termination under this clause (b) may become effective prior to the one-year anniversary of the Effective Date); or (c) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

Section 4.02 Early Termination.

(a)

The Recipient may from time to time terminate this Agreement in its entirety or with respect to any individual Service if the Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured for a period of thirty (30) days (or ninety (90) days if Provider is using good-faith efforts to so cure during such thirty (30) day period and thereafter) after receipt by the Provider of written notice of such failure from the Recipient; provided, however, that any such termination may only be effective as of the last day of a month; provided, further, that the Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties as to whether the Provider has breached this Agreement or cured any such breach.

(b)

The Provider may from time to time terminate this Agreement in its entirety or with respect to any individual Service if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, including making undisputed payments when due, and such failure shall continue to be uncured for a period of thirty (30) days (or ninety (90) days if Recipient is using good-faith efforts to so cure during such thirty (30) day period and thereafter; provided such extended cure period shall not apply to the failure to pay any undisputed payments) after receipt by the Recipient of a written notice of such failure from the Provider; provided, however, that any such termination may only be effective as of the last day of a month; provided, further, that the Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties as to whether the Recipient has breached this Agreement or cured any such breach.

Section 4.03 Interdependencies. The Parties acknowledge and agree that the right to terminate hereunder may relate to an individual Service or all Services. The Parties further acknowledge and agree that: (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 4.02 and (ii) in the case of such termination, the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist (and, in the case of such termination that the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination), the Parties shall negotiate in good faith to amend Schedule 1 with respect to such termination of such impacted Service, which amendment shall be consistent with the terms of comparable Services. To the extent that the Provider’s ability to provide a Service is dependent on the continuation of a specified Service, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

Section 4.04 Effect of Termination. Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service.

Article V. CONFIDENTIALITY

Section 5.01 Confidentiality. The Parties hereby agree that the confidentiality provisions of the Separation Agreement shall apply to all information and material furnished or otherwise made available by any Party or any member of its Group, or any of their respective Representatives, to the other Party or any member of its Group, or any of their respective Representatives.

Article VI. LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01 Limitations on Liability.

(a)

EXCEPT IN THE CASE OF WILLFUL MISCONDUCT OR FRAUD, THE LIABILITIES OF THE PROVIDER AND ITS GROUP MEMBERS, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY AND ALL ACTS OR FAILURES TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY AND ALL SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT IN THE AGGREGATE EXCEED FIFTY (50%) PERCENT OF THE FEES PAID OR PAYABLE TO THE PROVIDER HEREUNDER. IN NO EVENT SHALL THE PROVIDER OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR THE ACTS, FAILURE TO ACT, OR OMISSIONS OF ANY THIRD PARTY PROVIDER (OR THE EMPLOYEES OR REPRESENTATIVES THEREOF) OTHER THAN IN RESPECT OF ANY SUBCONTRACTOR ENGAGED PURSUANT TO SECTION 1.05. SUCH SUBCONTRACTORS’ LIABILITY SHALL NOT BE LIMITED HEREUNDER.

(B)

OTHER THAN ANY SUCH LIABILITY EXPRESSLY PERMITTED BY THE SEPARATION AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR THE MEMBERS OF ITS GROUP BE LIABLE TO THE OTHER PARTY OR THE MEMBERS OF ITS GROUP FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 6.01(a)), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF AND THE MEMBERS OF ITS GROUP ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

Section 6.02 Recipient Indemnity. In addition to (but not in duplication of) any other indemnification obligations under the Separation Agreement, this Agreement or any other Ancillary Agreement, but subject to the limitations set forth in Section 6.01, the Recipient shall indemnify, defend and hold harmless the Provider, the members of the Provider’s Group and each of their respective Representatives, and each of the successors and permitted assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties to the extent relating to, arising out of or resulting from the Provider’s provision of the Services hereunder, other than Third Party Claims to the extent arising out of the gross negligence, willful misconduct or fraud of Provider or a member of Provider’s Group.

Section 6.03 Provider Indemnity. In addition to (but not in duplication of) any other indemnification obligations under the Separation Agreement, this Agreement or any other Ancillary Agreement, but subject to the limitations set forth in Section 6.01, the Provider shall indemnify, defend and hold harmless the Recipient, the members of the Recipient’s Group and each of their respective Representatives, and each of the successors and permitted assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities to the extent relating to, arising out of or resulting from the gross negligence, willful misconduct or fraud of Provider or a member of Provider’s Group in connection with the provision of Services hereunder.

Section 6.04 Indemnification Procedures. The procedures for indemnification set forth in Separation Agreement shall govern claims for indemnification under this Agreement, mutatis mutandis.

Article VII. MISCELLANEOUS

Section 7.01 Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties or the respective members of its Group. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and neither the Recipient nor any member of its Group shall have any right, power or authority to direct such employees with respect to the provision of such Services.

Section 7.02 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries or other members of its Group and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that no such assignment shall release such Party from any liability or obligation under this Agreement and any assignee (other than any assignee of obligations expressly contemplated hereby) shall agree in writing to be bound by the terms and conditions contained in this Agreement. Any attempted assignment or delegation in breach of this Section 7.02 shall be null and void. Except as provided in Article VI with respect to Provider Indemnitees and Recipient Indemnities, this Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Groups and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.03 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties hereto to the same extent as if such successor had been an original party to this Agreement.

Section 7.04 Survival of Covenants. The covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 7.05 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or pdf. transmission shall be binding to the same extent as an original signature page.

Section 7.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 7.07 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Parent:

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, FL 33301

Attn: Chairman

Email:

Fax:

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, FL 33130

Attn: Alison W. Miller

Fax:

Email:

If to New BBX Capital:

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, FL 33301

Attn: President

Email:

Fax:

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, FL 33130

Attn: Alison W. Miller

Fax:

Email:

or, in each case, to such other address as the Parties hereto may from time to time designate in writing.

Section 7.08 Further Assurances. Each Party hereto agrees that it will execute and deliver or cause each member of its respective Groups to execute and deliver such further instruments, and take (or cause each member of their respective Groups to take) such other actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 7.09 Amendment; Waiver. Subject to any limitations expressly set forth in the Information Statement, except as expressly set forth to the contrary herein, prior to the Effective Time, this Agreement may be amended and any provision waived, in whole or in part, by Parent, in its sole discretion, by execution of a written document evidencing the same delivered to New BBX Capital. Following the Effective Time, no provision of this Agreement shall be waived or amended unless in writing and, in the case of a waiver, signed by an authorized representative of the waiving Party and, in the case of an amendment, signed by an authorized representative of each Party. No waiver by any of the Parties of any provision or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.10 Entire Agreement. This Agreement (including Schedule 1 hereto), the other Ancillary Agreements and the Separation Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.

Section 7.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, Schedule, paragraph, and clause are references to the Articles, Sections, Schedules, paragraphs, and clauses, as the case may be, of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Parent and New BBX Capital have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (j) a reference to any Person includes such Person’s successors and permitted assigns.

Section 7.12 Effectiveness. The effectiveness of this Agreement and the obligations and rights created hereunder are subject to, and conditioned upon, the completion of the Distribution pursuant to the terms of the Separation Agreement and shall terminate automatically without any further action of the Parties upon a termination of the Separation Agreement prior to the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BBX CAPITAL CORPORATION

By:
Name:	Alan B. Levan
Title:	Chairman and Chief Executive Officer
BBX CAPITAL FLORIDA LLC

By:
Name:	Jarett S. Levan
Title:	President and Chief Executive Officer

Schedule 1

Services*

Service	Provider (Parent, New BBX Capital or Both)
Executive Office:
ABL and JEA Administrative Staff:
Finance:
Taxation:
Legal/Compliance:
Investor Relations:
Risk:
Information Technology:
Payroll:
Software:
SEC and OTC Compliance:

*	All services will continue until termination as provided in the Agreement.

Any services provided will be billed at cost unless otherwise mutually agreed upon by the parties.